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                                                                      Exhibit 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                                         Year
                                                                                                        Ended
                                                                                                   December 3
(Dollars in Thousands)                                                                                   1993
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
Earnings
 1. Net income                                                                                    $   298,000
 2. Applicable income taxes                                                                           178,800
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 3. Net income before taxes (1 + 2)                                                               $   476,800
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 4. Fixed charges:
    a. Interest expense excluding interest on deposits                                            $   105,200
    b. Portion of rents representative of interest and amortization of debt expense                    31,379
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    c. Fixed charges excluding interest on deposits (4a + 4b)                                         136,579
    d. Interest on deposits                                                                           423,700
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    e. Fixed charges including interest on deposits (4c + 4d)                                     $   560,279
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 5. Amortization of interest capitalized                                                          $     4,900
 6. Earnings excluding interest on deposits (3 + 4c + 5)                                              618,279
 7. Earnings including interest on deposits (3 + 4e +5)                                             1,041,979
 8. Fixed charges excluding interest on deposits (4c)                                                 136,579
 9. Fixed charges including interest on deposits (4e)                                                 560,279

RATIO OF EARNINGS TO FIXED CHARGES
 10.Excluding interest on deposits (line 6/line 8)                                                       4.53
 11.Including interest on deposits (line 7/line 9)                                                       1.86
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